SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act 1934

Date of Report (Date of earliest event reported):  March 4, 2011

SINO CLEAN ENERGY, INC.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)
000-51753	75-2882833
(Commission File Number)	(IRS Employer Identification No.)

Room 1502, Building D, Wangzuo International City Building No. 3 Tangyuan Road, Gaoxin District Xi'an, Shaanxi Province, People’s Republic of China	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(86-29) 8209-1099

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2011, the board of directors (the “Board”) of Sino Clean Energy, Inc. (the “Company”) appointed Mr. Gang Sheng as a director of the Board.  Mr. Sheng will also serve as a member of the Board’s compensation committee.

The Board determined that Mr. Sheng is an “independent director” as that term is defined in accordance with Rule 5605(a)(2) of the Marketplace Rules of The NASDAQ Stock Market, LLC (the “Nasdaq Marketplace Rules”).

Mr. Sheng, aged 37, is Vice President of SAIF Partners, a leading growth capital fund focused in China and India. Prior to joining SAIF Partners in March 2007, he was an associate director of Latitude Capital Group, a boutique investment banking firm based in Hong Kong and Beijing. Mr. Sheng has over 16 years of experience in providing corporate finance advisory services and investment management. He is a Certified Public Accountant in the PRC and holds a Bachelor degree in Economics in International Accounting from Renmin University and a Master degree in Business Administration from Beijing University, Guanghua School of Management. Since June 2009, Mr. Sheng has been the director of Yayi International Inc, a company listed on the OTC Bulletin Board.

On March 4, 2011, the Company and Mr. Sheng executed a director offer letter in connection with Mr. Sheng’s appointment, pursuant to which Mr. Sheng will be entitled to receive an annual compensation of $30,000 for his services rendered and the Company will reimburse Mr. Sheng for reasonable expenses incurred in connection with his performance of duties as a director of the Company, including travel expenses. The Company also agrees to include Mr. Sheng as an insured under its directors and officers insurance and indemnify Mr. Sheng for any expenses incurred in connection with his performance of duties as a director of the Company.

The foregoing description of the material terms of the director offer letter is qualified in its entirety by a form of such agreement included with this 8-K as Exhibit 10.1.

Item 9.01            Financial Statements and Exhibits

(d) Exhibits

Exhibit No.         Description

10.1                      Director Offer Letter by and between the Company and Mr. Gang Sheng, dated as of March 4, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sino Clean Energy Inc.

By: /s/ Baowen Ren
Name: Baowen Ren
Title: Chief Executive Officer

Dated: March 10, 2011